Exhibit 99.1

Resource Exchange of America Corporation Approved as Vendor to Gerdau Ameristeel

Press Release Source: Resource Exchange of America Corp. On Thursday April 29, 2010, 8:30 am EDT

SARASOTA, FL--(Marketwire - 04/29/10) - Resource Exchange of America Corporation (OTC.BB:RXAC - News), a Florida-based recycling company, announced today that it has become an approved vendor to Gerdau AmeriSteel for ferrous scrap metal. The account was initiated March 16, 2010.

Gerdau Ameristeel is the fourth largest overall steel company in North America. The company has the capacity to manufacture over 12 million tons of mill-finished steel products annually. Gerdau Ameristeel's products are generally sold to steel service centers or directly to original equipment manufacturers. For more information about Gerdau Ameristeel, please visit www.gerdauameristeel.com.

Dana Pekas, CEO of Resource Exchange of America Corporation, comments: "We are very pleased to have been approved as a vendor to Gerdau Ameristeel. We very much look forward to providing Gerdau Ameristeel with ferrous scrap metal in the years to come. Having become an approved vendor to Gerdau Ameristeel clearly shows that our strategy of consolidation in the recycling business is working."

Greg Salter, raw materials purchasing manager at Gerdau Ameristeel -- Jacksonville, stated: "We are very happy to include Resource Exchange of America Corporation as a ferrous steel provider, as this gives our Jacksonville, Fla. facility a desirable additional supply stream of ferrous scrap metal based in the Southeast."

About Resource Exchange of America Corporation

Resource Exchange of America Corporation is working to become a recycling powerhouse by rolling up companies within asset recovery, processing and brokering of ferrous and nonferrous scrap metal. With its access to deep-water ports, the company will be able to sell the scrap metal to clients domestically as well as abroad. Resource Exchange of America Corporation will bring together the best companies within the recycling industry. It will elevate them to excellence, drawing on the strengths of the individual companies while combining forces to achieve synergies and to be able to tackle the biggest jobs.

Forward Looking Statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of our operations; competition from other companies; and the company's ability to obtain additional funding required to conduct its activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

For more information please visit www.resource-exchange.com or contact Stanley Wunderlich at (800) 625-2236 ext. 7770 or info@cfsg1.com.